Exhibit 99.1

Medford, Wisconsin - January 29, 2003

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), today announced fourth quarter December 2002 earnings of $.71 per share, compared to $.63 per share during the fourth quarter December 2001. Calendar year 2002 earnings were $2.65 per share compared to $2.25 in 2001. Book value increased to $19.11, compared to $17.42 at year end 2001.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with ten retail location serving northern and central Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. An eleventh retail location will be opening in Weston, Wisconsin during February 2003. In addition to traditional loan and deposit products, the Bank provides trust services, discount and full-service brokerage services, and pension plan administration. Financial performance is expressed in thousands, except per share data.

Net income for the quarter ended December 31, 2002 was $1,188 compared to $1,069 in the fourth quarter 2001. Operating results for the fourth quarter 2002 generated an annualized return on average assets of 1.38% and return on average equity of 15.45%. Comparable ratios for the same quarter 2001 were return on average assets of 1.31% and return on average equity of 14.84%.

Net income for the year ended December 31, 2002 was $4,483 compared to $3,849 in 2001. Return on average assets was 1.30% and return on average equity of 14.56% in 2002, compared to 1.18% and 13.36% in 2001.

Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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
                       Mid-Wisconsin Financial Services, Inc.
                                   Financial Data
                   (amounts in thousands, except per share data)

                                   Three Months Ended         Twelve Months Ended
                                      December 31,                December 31,
                                   2002          2001          2002          2001
Period End Balance Sheet

Total Loans                     $254,938      $231,649      $254,938      $231,649
Total Assets                     368,040       340,490       368,040       340,490
Total Equity                      32,186        29,553        32,186        29,553

Earnings

Net Income                        $1,188        $1,069        $4,483        $3,849
Diluted Earnings Per Share          0.71          0.63          2.65          2.25
Book Value Per Share               19.11         17.42         19.11         17.42

Share Price Information
High                              $27.25        $26.00        $28.33        $26.00
Low                                27.20         24.25         26.00         20.12
Market Price at year end           27.25         26.00         27.25         26.00
Dividends Per Share                 0.22          0.22          1.28          1.22